[LETTERHEAD OF COHEN FUND AUDIT SERVICES, LTD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated September 22, 2011, on the financial statements of Kansas Municipal Fund and Kansas Insured Intermediate Fund, each a series of Integrity Managed Portfolios, as of July 29, 2011 and for the periods indicated therein and to the references to our firm in the Proxy Statement/Prospectus, which is part of this Registration Statement on Form N-14.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

July 23, 2012